Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors

Intuitive Surgical, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan and 2000 Non-Employee Directors’ Stock Option Plan, of our report dated February 5, 2004 with respect to the consolidated financial statements and schedule of Intuitive Surgical, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Jose, California

June 15, 2004